Exhibit 3.1

CERTIFICATE OF AMENDMENT TO BYLAWS

The undersigned does hereby certify that he is the President and Chief Executive Officer of Sunshine Bancorp, Inc. (the “Company”), and that the following resolution was duly adopted by the Board of Directors at a meeting held on October 23, 2014:

AMENDMENT TO BYLAWS

BE IT RESOLVED, that Section 12(a) of the Bylaws relating to “Director Qualifications” is hereby amended to delete the first sentence of such Section 12(a) and to insert the following in lieu thereof:

No person shall be eligible for election or appointment to the Board of Directors: (i) if such person has been the subject of a supervisory or enforcement action by a financial or securities regulatory agency that resulted in a cease and desist order, consent order, or other formal order which is subject to public disclosure by such agency; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal laws; or (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime.

I further certify that the foregoing resolution is in full force and effect and has not been amended or rescinded as of the date hereof.

In Witness Whereof, I have signed this Certificate for and on behalf of the Company this 23 day of October, 2014.

/s/ Andrew S. Samuel
Andrew S. Samuel
President and Chief Executive Officer